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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-4 of our reports dated April 4, 1999 (except for Note 18 which is as of May 17, 1999), June 25, 1999, September 24, 1998, and July 9, 1999, relating to the financial statements and financial statement schedules of Atrium Companies, Inc. and subsidiaries, Atrium Companies, Inc. and subsidiaries (previous registrant), R.G. Darby Company, Inc. and Total Trim, Inc. and Heat, Inc., respectively, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Dallas, Texas
July 14, 1999